NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TERMINUS, INC. AND THE BLACKHAWK FUND THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $550,000	Issue Date: April 24, 2008

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, TERMINUS, INC., a Nevada corporation, and THE BLACKHAWK FUND, a Nevada corporation (hereinafter individually and collectively called "Borrower"), hereby, jointly and severally, promise to pay to the order of Professional Offshore Opportunity Fund, LLC, 1400 Old Country Road, Suite 206, Westbury, New York 11590, Fax: (516) 228-8083, (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of Five Hundred Fifty Thousand Dollars ($550,000) ("Principal Amount"), on April 24, 2009 (the "Maturity Date"), if not sooner paid.

This Note has been entered into pursuant to the terms of a subscription agreement among the Borrower, the Holder and certain other holders (the "Other Holders") of promissory notes (the "Other Notes"), dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I
INTEREST; REPAYMENT; SENIORITY

1.1 Interest Rate. Subject to Section 3.7 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to twelve percent (12%). All interest due on this Note shall be paid at the Maturity Date.

1.2 Principal Payments. The Principal Amount is due and payable on the Maturity Date.

1.3 Security. Payment of this Note is secured by the terms of the Pledge Agreement.

1.4 Liability of Borrower. Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Note and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Note or the release, substitution, or addition of collateral for this Note. Each person signing this Note consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting Borrower’s liabilities hereunder. Holder is entitled to the benefits of any collateral agreement, guarantee, security agreement, assignment, or any other documents which may be related to or are applicable to the debt evidenced by this Note, as they now exist, may exist in the future, have existed, and as they may be amended, modified, renewed, or substituted.

ARTICLE II
EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below and shall further entitle Holder to exercise any and all remedies available to it under the Pledge Agreement and under applicable law:

2.1 Failure to Pay Principal. The Borrower fails to pay the Principal Amount or other sum due under this Note or any Transaction Document when due and such failure continues for a period of 5 days after the due date.

2.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or any Transaction Document in any respect and such breach, if subject to cure, continues for a period of 10 days after written notice to the Borrower from the Holder.

2.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any respect as of the date made and the Closing Date.

2.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

2.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against them are not dismissed within 45 days of initiation.

ARTICLE III
COVENANTS

So long as any principal or interest is due hereunder and shall remain unpaid, Borrower will, unless the Holder shall otherwise consent in writing:

(a) Maintain and preserve its existence, rights and privileges;

(b) Not incur any indebtedness, other than indebtedness incurred in the ordinary course of business or outstanding on the date hereof, unless such indebtedness is subordinated to the prior payment in full of this Note on terms reasonably satisfactory to the Holder;

(c) Not (i) directly or indirectly sell, lease or otherwise dispose of (A) any of its property or assets other than in its ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, or (ii) adopt any plan or arrangement for the dissolution or liquidation of Borrower;

(d) Give written notice to Holder upon the occurrence of an Event of Default or any event but for the giving of notice or lapse of time, or both, would constitute an Event of Default within five (5) days of such event;

(e) Not use the proceeds from the issuance of this Note in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

(f) Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial).

(g) (i) Not redeem or repurchase any of its capital stock, including, without limitation, the Blackhawk Series C Shares, and (ii) not issue any capital stock of any class or series if such issuance would reduce below 50.1% of all votes eligible to be cast in any matter subject to the vote of the stockholders of Blackhawk, the votes entitled to be cast by the holder of the Blackhawk Series C Shares (after giving effect to any rights of conversion or exercise);

(h) Not prepay any indebtedness, except for trade payables incurred in the ordinary course of Borrower's business; and

(i) Not take any action which would impair the rights and privileges of this Note set forth herein or the rights and privileges of the holder of this Note; and

(j) Deliver to the Holder quarterly financial statements within thirty (30) days after the end of each quarter in form, scope and substance satisfactory to the Holder and annual audited (as to The Blackhawk Fund only) financial statements within ninety (90) days after the end of each fiscal year;

(k) Not elect or permit the election of any director to the Board of Directors of Blackhawk unless simultaneously with such election such director executes and delivers to the Holder an undated Certificate of Resignation that the Holder may date and deem effective upon an Event of Default;

(l) Not change the transfer agent of Blackhawk’s preferred stock from Indeglia & Carney or of Blackhawk’s common stock from Computershare.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower to: (A) Terminus, Inc., 152 East John Street, Carson City, Nevada, 89706, Attention: Frank Marshik, with a copy by telecopier only to: Indeglia & Carney, P.C., 1900 Main Street, Suite 125, Irvine, CA 92614, Attention: Marc A. Indeglia, Esq., telecopier number: (949) 851-5940, (B) The Blackhawk Fund, 1802 N. Carson Street, Suite 212, Carson City, NV 89701, Attention: Frank Marshik, (ii) if to Holder, to the name, address and telecopy number set forth on the front page of this Note.

4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the Supreme Court of New York, New York County, or in the United States District Court for the Southern District of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.9 Expenses. The Borrower shall pay all reasonable fees and expenses of counsel incurred by the Holder in connection with the transactions contemplated by this Note, not to exceed $10,000.00. Such fees and expenses shall be deductible from the Purchase Price.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 24th day of April, 2008.

BORROWER: TERMINUS, INC.

By:	/s/ Frank Marshik
Name: Frank Marshik
Title: President

THE BLACKHAWK FUND

By:	/s/ Frank Marshik
Name: Frank Marshik
Title: President

WITNESS:

/s/ Marc A. Indeglia